Exhibit 4.7

February 28, 2023

TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129

Lavoro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501

São Paulo—SP, 04548-005, Brazil

Lavoro Agro Limited

Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501

São Paulo—SP, 04548-005, Brazil

Re:	Amendment No. 2 to Sponsor Letter Agreement (the “Letter Agreement”), dated August 13, 2021, as amended on September 14, 2022, among TPB Acquisition Corporation I, TPB Acquisition Sponsor I, LLC and the Company’s officers and directors

Ladies and Gentlemen:

This Amendment No. 2 to the Letter Agreement (this “Amendment No. 2”) is being delivered, in connection with the closing of the transactions contemplated by that certain Business Combination Agreement, dated as September 15, 2022, by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro”), and TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Now in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 5 of the Letter Agreement, as amended, is hereby deleted and replaced in its entirety with the following:

(a)	Vesting Founder Shares. Subject to, and conditioned upon the Third Effective Time (as defined in the Business Combination Agreement), Sponsor agrees that two-thirds (3,006,049) of the Founder Shares shall be deemed to be “Vesting Founder Shares,” subject to the vesting schedule detailed in Sections 5(a)(i)-(ii) below, and the remaining one-third (1,503,025) of the Founder Shares, shall be fully vested at the Third Effective Time (as defined in the Business Combination Agreement) and shall be deemed to be “Retained Founder Shares,” provided however that the vesting of both the Vesting Founder Shares and the Retained Founder Shares shall be subject to the Ownership Limitation (as defined below). Subject to, and conditioned upon the occurrence of and effective immediately after the Third Effective Time, the Vesting Founder Shares shall be unvested and subject to the restrictions set forth in this Sponsor Letter Agreement. The Vesting Founder Shares shall vest and, except as otherwise provided in this Section 5, shall become free of the provisions set forth in this Section 5 as follows:

(i)	with respect to one-half of the Vesting Founder Shares (i.e., 1,503,025 Founder Shares) (the “12.50 Vesting Founder Shares”), if at any time during the 3-year period following the Closing Date (the end of such period, the “Vesting Release Date”), the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period, then the 12.50 Vesting Founder Shares shall vest, subject to the Ownership Limitation, and become free of the provisions set forth in this Section 5(a).

(ii)	with respect to one-half of the Vesting Founder Shares (i.e., 1,503,024 Founder Shares) (the “15.00 Vesting Founder Shares”), if at any time prior to the Vesting Release Date, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, then the 15.00 Vesting Founder Shares shall vest, subject to the Ownership Limitation, and become free of the provisions set forth in this Section 5(a).

(iii)	If the Vesting Release Date occurs on a day that is not a trading day, then the “Vesting Release Date” shall for all purposes of this Sponsor Letter Agreement be deemed to occur on the next following Trading Day. Any Vesting Founder Shares that have not vested in accordance with Sections 5(a)(i)-(ii) on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date. Notwithstanding the foregoing, any Vesting Founder Shares that would have vested in accordance with Sections 5(a)(i)-(ii) but for the Ownership Limitation, shall not be subject to forfeiture on the Vesting Release Date.

(iv)	The New PubCo Ordinary Share price targets in Sections 5(a)(i)-(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Third Effective Time.

(v)	If, prior to the Vesting Release Date, there is a Liquidation Event (as defined below), then the Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5 effective as of immediately prior to the consummation of such Liquidation Event, or otherwise treated as so issued in connection therewith, so as to ensure that the Sponsor shall receive such Vesting Founder Shares, and all proceeds thereof, in connection with such Liquidation Event.

(vi)	At any time prior to the Vesting Release Date, the Sponsor agrees that it shall not Transfer any Vesting Founder Shares except as otherwise permitted pursuant to Section 5(c) below, and the Vesting Founder Shares shall include customary transfer legends on any certificates for the Vesting Founder Shares reflecting such restriction. At the time that any Vesting Founder Shares become vested pursuant to this Section 5(a), New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Vesting Founder Shares related to such vesting (other than, for the avoidance of doubt, those that relate to any applicable and then-existing transfer restrictions applicable during the Lock-Up Period with respect to such Vesting Founder Shares pursuant this Sponsor Letter Agreement, the Business Combination Agreement or any other Transaction Agreements).

(vii)	The Sponsor shall not, and hereby waives any right to, vote (whether at any meeting of the holders of New PubCo Ordinary Shares, by written resolution or otherwise) the Vesting Founder Shares owned by it during any period of time that such Vesting Founder Shares are subject to vesting pursuant to the terms of this Section 5.

(viii)	Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting pursuant to the terms of this Section 5 shall be deposited by New PubCo for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor (the “Escrow Account”), subject to the terms and conditions of that certain Escrow Agreement to be entered into by and between the parties hereto in form and substance attached as Exhibit A (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares pursuant to this Section 5, New PubCo shall instruct the escrow agent to release any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited pursuant to the terms of this Section 5, then any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares forfeited pursuant to this Section 5 shall be distributed from the Escrow Account to the Company, such payment to be made in the manner set forth in the Escrow Agreement. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the Escrow Account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.

(ix)	Except as otherwise provided in this Sponsor Letter Agreement, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to the Vesting Founder Shares owned by it during any period of time that such shares are subject to vesting pursuant to the terms of this Section 5(a).

(x)	Notwithstanding anything to the contrary herein, all or a portion of each of the Retained Founder Shares and Vesting Founder Shares shall not vest to the extent that after giving effect to the vesting of such Founder Shares, the Sponsor would beneficially own a number of New PubCo Ordinary Shares in excess of 9.99% of the number of New PubCo Ordinary shares outstanding immediately after giving effect to the vesting of Retained Founder Shares or Vesting Founder Shares, as applicable (the “Ownership Limitation”). For purposes of the foregoing sentence, the number of New PubCo Ordinary Shares beneficially owned by the Sponsor shall include the number of New PubCo Ordinary Shares held by the Sponsor, plus (i) the number of Vesting Founder Shares or Retained Founder Shares, as the case may be, with respect to which such determination is being made and (ii) the number of New PubCo Ordinary Shares issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of New PubCo beneficially owned by the Sponsor, but shall exclude (i) the number of unvested Founder Shares and (ii) the number of New PubCo Ordinary Shares issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of New PubCo beneficially owned by the Sponsor subject to a limitation on conversion or exercise analogous to the ownership limitation contained in this Section 5(x). Any Founder Shares that would otherwise vest pursuant to Sections 5(a) but remain unvested subject to the Ownership Limitation shall vest at the earlier of such time as (a) when the Ownership Limitation would not be exceeded or (b) when the Sponsor may elect, in its sole discretion, to waive the Ownership Limitation by written notice to New PubCo. For purposes of this Section 5(a)(x), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. In determining the number of outstanding New PubCo Ordinary Shares which may vest without exceeding the Ownership Limitation, New PubCo shall confirm orally and in writing by electronic mail to the Sponsor the number of New PubCo Ordinary Shares then outstanding. The Sponsor may elect in its sole discretion, at any time and by written notice to New PubCo, to increase or decrease the Ownership Limitation.

(xi)	Notwithstanding the expiration of any Lock-Up Period with respect to any Vesting Founder Shares, such Vesting Founder Shares shall remain subject to any applicable restrictions set forth in Section 5 until vested or forfeited in accordance with the terms of this Section 5.

(b)	The Sponsor agrees that it shall not Transfer: (i) 3,006,049 of the Vesting Founder Shares (“Founder Lock-Up Shares”) and 1,398,025 of the New PubCo Ordinary Shares (“PIPE Lock-Up Shares”, and together with the Founder Lock-Up Shares and Insider Lock-Up Shares, the “Lock-Up Shares”) acquired by the Sponsor pursuant to that certain Subscription Agreement, dated September 15, 2022, by and between the Sponsor and the Company until 24 months after the completion of the Closing; and (ii) any Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) until 30 days after the completion of the Closing (the “Private Placement Warrants Lock-Up”, together with the Lock-Up Shares, the “Lock-Up”). Notwithstanding the foregoing, (i) 50% of the Lock-Up Shares shall be released from the Lock-Up 12 months subsequent to the Closing Date, (ii) an additional 25% of the Lock-Up Shares (i.e. totaling an aggregate of 75% of the Lock-Up Shares) shall be released from the Lock-Up 18 months subsequent to the Closing Date, and (iii) the remaining 25% of the Lock-Up Shares (i.e. totaling an aggregate of 100% of the Lock-Up Shares) shall be released from the Lock-Up 24 months subsequent to the Closing Date. The Lock-Up shall terminate and be of no further force or effect upon the date of a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving New PubCo upon the consummation of which holders of New PubCo Ordinary Shares would be entitled to exchange their New PubCo Ordinary Shares for cash, securities or other property following the Closing (a “Liquidation Event”).

(c)	Notwithstanding the provisions set forth in paragraphs 5(a)-(b), Transfers of Lock-Up Shares or Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) subject to the Lock-Up (the “Lock-Up Securities”) are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the Lock-Up Securities, or Ordinary Shares, as applicable, were originally purchased; (vi) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (vii) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination; (ix) in connection with a pledge of Lock-Up Securities to a financial institution, including the enforcement of any such pledge by a financial institution; and provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

[Signature Pages Follow]

Sincerely,

TPB ACQUISITION SPONSOR I, LLC

By:	/s/ David Friedberg
Name:	David Friedberg
Title:	Chief Executive Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

TPB ACQUISITION CORPORATION I

By:	/s/ David Friedberg
Name:	David Friedberg
Title:	Chief Executive Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

DIRECTORS AND OFFICERS OF TPB ACQUISITION CORPORATION I

/s/ David Friedberg
David Friedberg

/s/ William Hauser
William Hauser

/s/ Bharat Vasan
Bharat Vasan

/s/ Kerry Cooper
Kerry Whorton Cooper

/s/ Neil Renninger
Neil Renninger

/s/ April Underwood
April Underwood

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

LAVORO AGRO LIMITED

By:	/s/ Laurence Beltrão Gomes
Name:	Laurence Beltrão Gomes
Title:	Director

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

LAVORO LIMITED

By:	/s/ Daniel Fisberg
Name:	Daniel Fisberg
Title:	Director

By:	/s/ Marcos Haaland
Name:	Marcos de Mello Mattos Haaland
Title:	Director

[Signature Page to Amendment to Letter Agreement]